UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT NO. 333-206484

UNDER

THE SECURITIES ACT OF 1933

BIOTIE THERAPIES OYJ

(Exact name of registrant as specified in its charter)

Republic of Finland	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Joukahaisenkatu 6, FI-20520

Turku, Finland

(Address including zip code of principal executive offices)

(+358) 2 274-8900

(Registrant’s telephone number, including area code)

Biotie Therapies Corp. Stock Option Plan 2014

Biotie Therapies Corp. Equity Incentive Plan 2014

Biotie Therapies Corp. Stock Option Plan 2011

Biotie Therapies AG 2008 Stock Option Incentive Plan

(Full title of the plans)

Biotie Therapies, Inc.

701 Gateway Boulevard — Suite 350

South San Francisco, CA 94080

(650) 244-4850

(Name, address and telephone number, including area code, of agent for service)

With a Copy to:

Daniel Wolf, P.C.

Kirkland & Ellis LLP

601 Lexington Ave

New York, NY 10022

(212) 446-4884

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer	Yes ☐ No ☐	Accelerated Filer	Yes ☐ No ☐

Non-accelerated Filer	Yes ☒ No ☐	Smaller Reporting Company	Yes ☐ No ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

Biotie Therapies Oyj (the “Company” or the “Registrant”) is filing this Post-Effective Amendment to the Registration Statement No. 333-206484 on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on August 20, 2015, registering shares, no nominal value, of the Company issuable pursuant to the plans set forth below:

Plan	Number of Shares
Shares, no nominal value, reserved for issuance pursuant to the:	—
- Biotie Therapies Corp. Stock Option Plan 2014	8,465,000
- Biotie Therapies Corp. Equity Incentive Plan 2014	14,002,500
Shares, no nominal value, reserved for issuance pursuant to the share option awards outstanding under the:	—
- Biotie Therapies Corp. Stock Option Plan 2014	1,490,000
- Biotie Therapies Corp. Stock Option Plan 2011	1,957,500
- Biotie Therapies AG 2008 Stock Option Incentive Plan	2,053,134
Total	27,968,134

Pursuant to a Combination Agreement, dated as of January 19, 2016, between the Company and Acorda Therapeutics, Inc. (the “Offeror”), on May 4, 2016, the Offeror completed its tender offer (the “Tender Offer”) for all of the issued and outstanding ordinary shares, no nominal value (the “Shares”), all of the outstanding American Depositary Shares, each representing 80 Shares (the “ADSs”), all of the outstanding option rights granted under various option plans (the “Option Rights”), all of the outstanding share rights issued under the various equity incentive plans (the “Share Rights”) and all of the outstanding warrants issued on May 28, 2015 (the “Warrants”) (the Shares, ADSs, Option Rights, Share Rights and Warrants, collectively, the “Equity Interests”) in the Company, that are not held by the Company or its subsidiaries (the “Tender Offer”), by accepting for payment, and paying for, the Equity Interests validly tendered and not withdrawn prior to the expiration of the tender offer, in accordance with the terms of the Tender Offer described in the Tender Offer Document, filed with the Commission on March 11, 2016.

The Tender Offer expired on April 28, 2016 at 4:00 p.m. (Finnish time) / 9:00 a.m. (New York time). 694,818,447 Shares, 3,178,662 American Depositary Shares, 435,000 2011 Option Rights, 5,120,125 2014 Option Rights, 12,401,120 2016 Option Rights, 1,949,116 Swiss Option Rights, 25,000 2011 Share Rights, 3,132,188 2014 Share Rights and 220,400,001 Warrants were tendered pursuant to the Tender Offer, representing approximately 97.42%, of the Company’s Equity Interests. The Offeror has initiated subsequent compulsory redemption proceedings to redeem the remaining outstanding Shares (including Shares represented by ADSs) in accordance with the Finnish Companies Act in order to acquire 100% of the Equity Interests of the Company (the “Redemption”).

In connection with the completion of the Tender Offer and anticipated completion of the Redemption, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all Equity Interests to the extent registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ardsley, State of New York, on January 30, 2017.

BIOTIE THERAPIES OYJ

By:	/s/ Jane Wasman
Name: Jane Wasman
Title: Director